News Release

Investor Contact:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

Second Quarter 2018 Financial and Operating Results

LEXINGTON, KY (August 8, 2018) – Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended June 30, 2018. For the quarter, the Partnership reported a net loss of $3.0 million and Adjusted EBITDA of $4.6 million, compared to a net loss of $0.3 million and Adjusted EBITDA of $6.9 million in the second quarter of 2017. Diluted net loss per common unit was $0.23 for the quarter compared to diluted net loss per common unit of $0.08 for the second quarter of 2017. Total revenues for the quarter were $54.9 million, with coal sales generating $54.2 million of the total, compared to total revenues of $54.7 million and coal revenues of $54.3 million in the second quarter of 2017. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

The Partnership continued the suspension of the cash distribution for its common units for the current quarter. No distributions have been declared for common or subordinated units for the quarter ended June 30, 2018.

Rick Boone, President and Chief Executive Officer of Rhino’s general partner, stated, “Market demand across all our operating basins remained strong during the quarter. Even though market demand was keen during the quarter, we continued experiencing delays in rail service which impacted our financial results for the quarter. Several early solicitations for both domestic met and thermal coal for 2019 have been received, which we believe is a positive sign for 2019 business, and some thermal solicitations have been multi-year proposals. This potential domestic business coupled with our direct relationships with international met coal customers provides us with the potential to grow our coal sales and production that can provide us with potential financial upside for the remainder of 2018 and beyond.

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As mentioned earlier, we continued to experience delays in rail shipments in the second quarter as the railroads attempted to catch up on the backlog of shipments caused by adverse winter weather conditions earlier in the year. The delays in rail service greatly affected our export shipments which in turn led to an adverse impact of our financial results during the second quarter. We have seen improved rail service in July as nearly all expected rail shipments were loaded during the month. The continuation of improved rail service is expected to substantially improve our financial results in the second half of this year.

Our Rob Fork processing facility as well as the Tug Fork prep plant both received safety awards during the second quarter of 2018 and we are proud of the employees that achieved these awards. These awards are another example of our continued focus on providing a safe working environment for all of our employees.

At our Central Appalachia operations, we have fully contracted for all of our 2018 thermal coal production and we have a minimal amount of 2018 met coal remaining to be booked. We continue to execute various spot sales with international met coal customers at attractive prices and have reached an agreement with one international customer on a multi-year met coal contract. We have also been negotiating with domestic utility and industrial customers for thermal coal sales for 2019 and 2020. Both our Pennyrile and Castle Valley operations are sold out for 2018. In addition, we have contracted with various utility customers for thermal coal in 2019 and 2020 at both Pennyrile and Castle Valley. We are currently negotiating with multiple utilities and industrial customers for two to three year term contracts. In Northern Appalachia, our Hopedale operation is sold out for the remainder of 2018 and we recently reached an agreement with a local utility on a 2019 sales contract for 420,000 tons per year that will be finalized in the next few weeks. This agreement provides Hopedale with a solid baseload contract for next year and current negotiations with other potential customers support our expectation that Hopedale will be fully contracted for 2019.

Continued strong market demand and sustained prices for our met coal should provide positive financial results during the second half of 2018, which brings value to our unitholders.”

Coal Operations Update

Central Appalachia

●	Coal revenues were $28.1 million, versus $25.6 million in the prior year and $30.9 million in the prior quarter. The increase in revenue from the prior year was primarily due to the increase in demand for met and steam coal tons sold from this basin. However, the upside of increased production and sales in Central Appalachia and realization of coal revenues was limited due to ongoing rail transportation constraints that pushed several tons of met coal shipments to be delayed into early third quarter of 2018. Coal revenues per ton in the quarter were $67.05 versus $66.42 in the prior year and $67.43 in the prior quarter. The increase was primarily due to the higher contracted prices for our met coal from this region. Metallurgical coal revenue per ton in the quarter was $98.12 versus $83.45 in the prior year and $90.58 in the prior quarter. Steam coal revenue in the quarter was $49.41 per ton versus $51.11 in the prior year and $47.43 in the prior quarter. Sales volume was 419,000 tons in the quarter versus 386,000 tons in the prior year and 458,000 tons in the prior quarter.
●	Cost of operations per ton in the quarter was $55.69 versus $53.05 in the prior year and $58.67 in the prior quarter. The increase in cost per ton from the prior year was primarily due to the increase in the price of diesel fuel, contract services and equipment maintenance in the current quarter.

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Pennyrile

●	Pennyrile’s long-term sales contracts have committed sales of 1.3 million tons for full-year 2018, which represents Rhino’s total capacity at current production levels.
●	Sales volume was 347,000 tons, versus 357,000 tons in the prior year and 300,000 tons in the prior quarter. The increase in sales tons in the second quarter of 2018 versus the first quarter was due to shipping constraints in the first quarter as high water levels delayed barge shipments in the first quarter of 2018.
●	For the second quarter, coal revenues per ton decreased to $39.22 compared to $49.30 in the prior year and $38.67 in the prior quarter. The decrease from the prior year was due to a decrease in contract prices.
●	Cost of operations per ton was $38.86 versus $40.85 in the prior year and $40.01 in the prior quarter. The decrease in cost of operations per ton was primarily due to a decrease in operating expenses during the current quarter.

Rhino Western

●	Coal revenues per ton in the quarter were $35.86 versus $38.31 in the prior year and $35.95 in the prior quarter. Coal revenues per ton decreased year-over-year due to lower contracted prices for coal from our Castle Valley operation.
●	Sales volume was 241,000 tons versus 229,000 tons in the prior year and 224,000 tons in the prior quarter. The increase in coal sales from the prior periods was due to an increase in customer demand for coal sold from our Castle Valley operation.
●	Cost of operations per ton was $31.44 versus $29.13 in the prior year and $26.87 in the prior quarter. The increase in the cost of operations per ton was the result of higher operating costs.

Northern Appalachia

●	Sales volume was 96,000 tons, versus 55,000 tons in the prior year and 90,000 tons in the prior quarter. Sales were higher period-over-period due to increased sales volumes from our Hopedale operation as we experienced increased demand for coal from the Northern Appalachia region.
●	For the second quarter, coal revenues per ton was $40.79 versus $42.49 in the prior year $41.14 in the prior quarter. The decrease was primarily due to lower contracted prices for tons sold from our Hopedale complex compared to the same period in 2017.
●	Cost of operations per ton was $58.40 compared to $66.94 in the prior year and $57.21 in the prior quarter. The increase from the prior quarter was primarily due to an increase in maintenance costs and costs for outside services at our Hopedale operation.

Capital Expenditures

●	Maintenance capital expenditures for the second quarter were approximately $4.4 million.
●	Expansion capital expenditures for the second quarter were approximately $2.5 million.

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Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q3 to Q4 2018		Year 2019		Year 2020
	Avg Price	Tons	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$40.37	970,614	$41.24	1,090,000	$39.27	670,000
Rhino Western	$34.68	567,317	$37.95	300,000	$37.95	300,000
Central Appalachia	$71.72	908,625	$64.75	645,275	$99.06	176,375
Total	$50.69	2,446,556	$48.21	2,035,275	$48.12	1,146,375

Evaluating Financial Results

Rhino management uses a variety of non-GAAP financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the operating performance of the Partnership’s segments. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended June 30, 2018 included:

●	Adjusted EBITDA from continuing operations of $4.6 million and net loss from continuing operations of $3.0 million compared to Adjusted EBITDA from continuing operations of $7.0 million and a net income from continuing operations of $0.6 million in the second quarter of 2017. Adjusted EBITDA decreased period over period primarily due to the decrease in net income at our Pennyrile mining operation in western Kentucky. Including net loss from discontinued operations of approximately $0.3 million, total net income for the three months ended June 30, 2017 was $0.3 million while Adjusted EBITDA was $6.9 million. We did not incur a gain or loss from discontinued operations for the second quarter of 2018.

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●	Basic and diluted net loss per common unit from continuing operations of $0.23 compared to basic and diluted net loss per common unit from continuing operations of $0.06 for the second quarter of 2017.
●	Coal sales were 1.1 million tons, which was an increase of 7.5% compared to the second quarter of 2017, primarily due to increased sales from the Central Appalachia and Northern Appalachia mining operations.
●	Total revenues and coal revenues from continuing operations of $54.9 million and $54.2 million, respectively, compared to $54.7 million and $54.3 million, respectively, for the same period of 2017.
●	Coal revenues per ton of $49.19 compared to $52.92 for the second quarter of 2017, a decrease of 7.1% primarily due to the decrease in contracted sale prices for tons sold.
●	Cost of operations from continuing operations of $49.6 million compared to $44.9 million for the same period of 2017 as production was increased in the Central Appalachia region to meet the increase demand for met and steam coal during the second quarter of 2018. We also experienced a cost increase for diesel fuel, contract services and equipment maintenance at our Central Appalachia mining operations during the current period.
●	Cost of operations per ton from continuing operations of $44.97 compared to $43.81 for the second quarter of 2017, an increase of 2.6%.

Total coal revenues from continuing operations decreased approximately 0.1% and coal revenues per ton decreased approximately 7.1% period-over-period primarily due to lower contracted prices for tons sold during the second quarter of 2018 compared to the same period in 2017. In addition, the increase in production and sales tons and realization of our coal revenues was limited during the second quarter due to ongoing rail transportation constraints that caused met and steam coal shipments from our Central Appalachia and Northern Appalachia operations to be delayed into the third quarter of 2018. Total cost of production from continuing operations increased by 10.3% during the second quarter of 2018 primarily due to an increase of $2.8 million in total cost of operations in Central Appalachia, which was also the result of increased production in Central Appalachia due to the increase in demand for met and steam coal from this region.

Results for the six months ended June 30, 2018 included:

●	Adjusted EBITDA from continuing operations of $9.0 million and net loss from continuing operations of $5.9 million compared to Adjusted EBITDA from continuing operations of $11.7 million and a net loss from continuing operations of $1.4 million in the first six months of 2017. Adjusted EBITDA from continuing operations decreased period to period primarily due to the decrease in net income at our Pennyrile mining operation.
●	Basic and diluted net loss per common unit from continuing operations of $0.45 compared to basic and diluted net loss per common unit from continuing operations of $0.28 for the first six months of 2017.
●	Coal sales were 2.2 million tons, which was an increase of 10.3% compared to the first six months of 2017, primarily due to increased sales from Central Appalachia operations.

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●	Total revenues and coal revenues of $109.7 million and $108.5 million, respectively, compared to $106.2 million and $105.6 million, respectively, for the same period of 2017.
●	Coal revenues per ton of $49.88 compared to $53.51 for the first six months of 2017, a decrease of 6.8% due to lower contracted prices.
●	Cost of operations from continuing operations of $99.3 million compared to $88.2 million for the same period of 2017 as production was increased in the Central Appalachia region to meet the increase demand for met and steam coal during the first six months of 2018.
●	Cost of operations per ton from continuing operations of $45.62 compared to $44.71 for the first six months of 2017, an increase of 2.0%.

Total coal revenues increased approximately 2.8% period-over-period primarily due to an increase in met and steam coal tons sold in Central Appalachia as we saw increased demand for met and steam coal from this region during the period. However, the increase in production and sales tons and realization of our coal revenues was limited during the first six months of 2018 due to adverse weather conditions in the first quarter of 2018 that affected coal shipments as well as ongoing rail transportation constraints that caused some met and steam coal shipments from our Central Appalachia and Northern Appalachia operations to be delayed into the third quarter of 2018. Coal revenues per ton decreased by 6.8% resulting from lower contracted prices for tons sold from our Pennyrile operation in the Illinois Basin compared to the same period of 2017. Total cost of production increased by 12.5% and the cost of production per ton increased by 2.0% during the first six months of 2018. Both increases were primarily due to an increase of $11.4 million in total cost of operations in Central Appalachia, which was the result of increased production in Central Appalachia as demand for met and steam coal increased in this region.

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Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. For the quarter ended June 30, 2018, the Partnership had four reportable business segments: Central Appalachia, Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses.

(In millions, except per ton data and %)	Second Quarter 2018	Second Quarter 2017	% Change* 2Q18 / 2Q17	Year to Date 2018	Year to Date 2017	% Change* 2018 / 2017
Central Appalachia
Coal revenues	$28.1	$25.6	9.6%	$59.0	$48.9	20.6%
Total revenues	$28.2	$25.6	9.6%	$59.1	$49.0	20.7%
Coal revenues per ton*	$67.05	$66.42	1.0%	$67.25	$68.96	(2.5%)
Cost of operations	$23.3	$20.5	14.0%	$50.2	$38.8	29.3%
Cost of operations per ton*	$55.69	$53.05	5.0%	$57.25	$54.77	4.5%
Tons produced	0.482	0.399	20.8%	0.889	0.731	21.8%
Tons sold	0.419	0.386	8.6%	0.877	0.709	23.7%
Northern Appalachia
Coal revenues	$3.9	$2.3	67.9%	$7.6	$6.2	22.8%
Total revenues	$4.4	$2.7	67.4%	$8.5	$6.7	26.7%
Coal revenues per ton*	$40.79	$42.49	(4.0%)	$40.96	$42.38	(3.3%)
Cost of operations	$5.6	$3.6	52.6%	$10.7	$8.2	31.2%
Cost of operations per ton*	$58.40	$66.94	(12.8%)	$57.82	$55.99	3.3%
Tons produced	0.081	0.060	33.6%	0.188	0.156	20.5%
Tons sold	0.096	0.054	74.9%	0.185	0.146	27.0%
Rhino Western
Coal revenues	$8.6	$8.8	(1.2%)	$16.7	$16.1	4.1%
Total revenues	$8.6	$8.8	(1.2%)	$16.8	$16.1	4.1%
Coal revenues per ton*	$35.86	$38.31	(6.4%)	$35.90	$38.26	(6.2%)
Cost of operations	$7.6	$6.7	13.9%	$13.6	$13.4	1.6%
Cost of operations per ton*	$31.44	$29.13	7.9%	$29.24	$31.92	(8.4%)
Tons produced	0.233	0.237	(1.9%)	0.503	0.424	18.7%
Tons sold	0.241	0.229	5.5%	0.466	0.420	10.9%
Illinois Basin
Coal revenues	$13.6	$17.6	(22.7%)	$25.2	$34.4	(26.7%)
Total revenues	$13.6	$17.6	(22.7%)	$25.2	$34.4	(26.7%)
Coal revenues per ton	$39.22	$49.30	(20.4%)	$38.97	$49.31	(21.0%)
Cost of operations	$13.5	$14.6	(7.6%)	$25.5	$28.7	(11.3%)
Cost of operations per ton	$38.86	$40.85	(4.9%)	$39.39	$41.19	(4.4%)
Tons produced	0.341	0.367	(6.9%)	0.648	0.710	(8.8%)
Tons sold	0.347	0.357	(2.8%)	0.647	0.698	(7.3%)
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$0.1	$0.0	2452.3%	$0.1	$0.0	1042.1%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$(0.4)	$(0.5)	(5.8%)	$(0.7)	$(0.9)	(16.9%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$54.2	$54.3	0.1%	$108.5	$105.6	2.8%
Total revenues	$54.9	$54.7	0.4%	$109.7	$106.2	3.3%
Coal revenues per ton*	$49.19	$52.92	(7.1%)	$49.88	$53.51	(6.8%)
Cost of operations	$49.6	$44.9	10.3%	$99.3	$88.2	12.5%
Cost of operations per ton*	$44.97	$43.81	2.6%	$45.62	$44.71	2.0%
Tons produced	1.137	1.063	6.9%	2.228	2.021	10.3%
Tons sold	1.103	1.026	7.5%	2.175	1.973	10.3%

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* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and costs of operations per ton are not presented for the Other category.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	Second Quarter 2018	Second Quarter 2017	% Change* 2Q18 / 2Q17	Year to Date 2018	Year to Date 2017	% Change* 2018 / 2017
Met coal tons sold	151.6	182.5	(16.9%)	364.2	378.4	(3.8%)
Steam coal tons sold	267.2	203.1	31.5%	513.0	330.7	55.1%
Total tons sold	418.8	385.6	8.6%	877.2	709.1	23.7%

Met coal revenue	$14,878	$15,229	(2.3%)	$34,129	$31,846	7.2%
Steam coal revenue	$13,199	$10,380	27.2%	$24,861	$17,055	45.8%
Total coal revenue	$28,077	$25,609	9.6%	$58,990	$48,901	20.6%

Met coal revenues per ton	$98.12	$83.45	17.6%	$93.72	$84.16	11.4%
Steam coal revenues per ton	$49.41	$51.11	(3.3%)	$48.46	$51.57	(6.0%)
Total coal revenues per ton	$67.05	$66.42	0.9%	$67.25	$68.96	(2.5%)

Met coal tons produced	124.0	171.7	(27.8%)	250.5	352.7	(29.0%)
Steam coal tons produced	358.2	227.6	57.4%	639.1	378.0	69.1%
Total tons produced	482.2	399.3	20.8%	889.6	730.7	21.8%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

Second Quarter 2018 Financial and Operational Results Conference Call

The Partnership will not host a conference call this quarter. Any inquiries can be made to the Partnership’s investor relations department.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – RhinoLP.com.

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Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: Rhino’s future levels of indebtedness, liquidity and compliance with debt covenants; volatility and recent declines in the price of Rhino’s common units; sustained depressed levels of or decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; declines in demand for electricity and coal; current and future environmental laws and regulations, which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; the availability and prices of competing electricity generation fuels; a variety of operating risks, such as unfavorable geologic conditions, adverse weather conditions and natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; poor mining conditions resulting from the effects of prior mining; the availability and costs of key supplies and commodities such as steel, diesel fuel and explosives; fluctuations in transportation costs or disruptions in transportation services, which could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor, increased labor costs or work stoppages; Rhino’s ability to secure or acquire new or replacement high-quality coal reserves that are economically recoverable; material inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds, which could affect coal consumers and reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as changes resulting from low natural gas prices; changes in governmental regulation of the electric utility industry; defects in title in properties that Rhino owns or losses of any of its leasehold interests; Rhino’s ability to retain and attract senior management and other key personnel; material inaccuracy of assumptions underlying reclamation and mine closure obligations; and weakness in global economic conditions.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

###

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	June 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,114	$8,796
Restricted cash	3,652	7,116
Accounts receivable	15,333	20,386
Inventories	15,862	12,860
Advance royalties, current portion	819	495
Investment in available for sale securities	3,535	11,165
Prepaid expenses and other	3,898	2,891
Total current assets	46,213	63,709
PROPERTY, PLANT AND EQUIPMENT:
At cost, including coal properties, mine development and construction costs	448,799	440,843
Less accumulated depreciation, depletion and amortization	(270,137)	(263,520)
Net property, plant and equipment	178,662	177,323
Advance royalties, net of current portion	7,935	7,901
Deposit - Workers’ Compensation Program	5,209	-
Investment in unconsolidated affiliates	-	130
Restricted cash	-	5,209
Other non-current assets	28,981	28,508
TOTAL	$267,000	$282,780
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,116	$9,329
Accrued expenses and other	12,533	11,186
Accrued preferred distributions	609	6,038
Current portion of long-term debt	2,320	5,475
Current portion of asset retirement obligations	498	498
Total current liabilities	30,076	32,526
NON-CURRENT LIABILITIES:
Long-term debt, net	23,097	28,573
Asset retirement obligations, net of current portion	18,645	18,164
Other non-current liabilities	48,212	48,071
Total non-current liabilities	89,954	94,808
Total liabilities	120,030	127,334
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	124,024	130,233
General partner	8,828	8,855
Preferred partners	15,000	15,000
Investment in Royal common stock	(4,126)	(4,126)
Common unit warrants	1,264	1,264
Accumulated other comprehensive income	1,980	4,220
Total partners’ capital	146,970	155,446
TOTAL	$267,000	$282,780

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RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(in thousands, except per unit data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2018	2017	2018	2017
REVENUES:
Coal sales	$54,245	$54,299	$108,517	$105,554
Other revenues	678	389	1,206	678
Total revenues	54,923	54,688	109,723	106,232
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization shown separately below)	49,592	44,951	99,245	88,188
Freight and handling costs	1,472	-	2,376	594
Depreciation, depletion and amortization	5,677	5,470	11,104	10,977
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	2,800	2,717	5,496	5,757
(Gain)/Loss on sale/disposal of assets—net	(3,496)	80	(6,434)	45
Total costs and expenses	56,045	53,218	111,787	105,561
(LOSS)/INCOME FROM OPERATIONS	(1,122)	1,470	(2,064)	671
INTEREST AND OTHER EXPENSE/(INCOME):
Interest expense	1,913	965	3,798	2,120
Interest income and other	-	-	(6)	-
Equity in net loss/(income) of unconsolidated affiliates	-	(40)	-	(36)
Total interest and other expense	1,913	925	3,792	2,084
NET (LOSS)/INCOME BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(3,035)	545	(5,856)	(1,413)
INCOME TAXES	-	-	-	-
NET (LOSS)/INCOME FROM CONTINUING OPERATIONS	(3,035)	545	(5,856)	(1,413)
DISCONTINUED OPERATIONS
Loss from discontinued operations	-	(255)	-	(326)
NET (LOSS)/INCOME	(3,035)	290	(5,856)	(1,739)
Other comprehensive (loss)/income:
Fair market value adjustment for available-for-sale investment	198	554	4,380	2,021
Reclass for disposition	(3,977)	-	(6,621)	-
COMPREHENSIVE (LOSS)/INCOME	$(6,814)	$844	$(8,097)	$282

General partner’s interest in net (loss):
Net (loss) from continuing operations	$(14)	$(3)	$(27)	$(16)
Net (loss) from discontinued operations	-	(1)	-	(1)
General partner’s interest in net (loss)	$(14)	$(4)	$(27)	$(17)
Common unitholders’ interest in net (loss):
Net (loss) from continuing operations	$(3,061)	$(738)	$(5,917)	$(3,533)
Net (loss)from discontinued operations	-	(232)	-	(296)
Common unitholders’ interest in net (loss)	$(3,061)	$(970)	$(5,917)	$(3,829)
Subordinated unitholders’ interest in net (loss):
Net (loss) from continuing operations	$(269)	$(70)	$(521)	$(338)
Net (loss) from discontinued operations	-	(23)	-	(28)
Subordinated unitholders’ interest in net (loss)	$(269)	$(93)	$(521)	$(366)
Preferred unitholders’ interest in net income:
Net income from continuing operations	$309	$1,357	$609	$2,473
Net income from discontinued operations	-	-	-	-
Preferred unitholders’ interest in net income	$309	$1,357	$609	$2,473
Net (loss) per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.23)	$(0.06)	$(0.45)	$(0.28)
Net (loss) per unit from discontinued operations	-	(0.02)	-	(0.02)
Net (loss) per common unit, basic	$(0.23)	$(0.08)	$(0.45)	$(0.30)
Subordinated units
Net (loss) per unit from continuing operations	$(0.23)	$(0.06)	$(0.45)	$(0.28)
Net (loss) per unit from discontinued operations	-	(0.02)	-	(0.02)
Net (loss) per subordinated unit, basic	$(0.23)	$(0.08)	$(0.45)	$(0.30)
Preferred units
Net income per unit from continuing operations	$0.21	$0.90	$0.41	$1.65
Net income per unit from discontinued operations	-	-	-	-
Net income per preferred unit, basic	$0.21	$0.90	$0.41	$1.65
Net (loss) per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(0.23)	$(0.06)	$(0.45)	$(0.28)
Net (loss) per unit from discontinued operations	-	(0.02)	-	(0.02)
Net (loss) per common unit, diluted	$(0.23)	$(0.08)	$(0.45)	$(0.30)
Subordinated units
Net (loss) per unit from continuing operations	$(0.23)	$(0.06)	$(0.45)	$(0.28)
Net (loss) per unit from discontinued operations	-	(0.02)	-	(0.02)
Net (loss) per subordinated unit, diluted	$(0.23)	$(0.08)	$(0.45)	$(0.30)
Preferred units
Net income per unit from continuing operations	$0.21	$0.90	$0.41	$1.65
Net income per unit from discontinued operations	-	-	-	-
Net income per preferred unit, diluted	$0.21	$0.90	$0.41	$1.65

Weighted average number of limited partner units outstanding, basic:
Common units	13,055	12,964	13,009	12,920
Subordinated units	1,146	1,236	1,146	1,236
Preferred units	1,500	1,500	1,500	1,500
Weighted average number of limited partner units outstanding, diluted:
Common units	13,055	12,964	13,009	12,920
Subordinated units	1,146	1,236	1,146	1,236
Preferred units	1,500	1,500	1,500	1,500

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Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).

($ in millions)	Second Quarter 2018	Second Quarter 2017	Year to Date 2018	Year to Date 2017
Net (loss) from continuing operations	$(3.0)	$0.6	$(5.9)	$(1.4)
Plus:
Depreciation, depletion and amortization (DD&A)	5.7	5.5	11.1	11.0
Interest expense	1.9	0.9	3.8	2.1
EBITDA from continuing operations	4.6	7.0	9.0	11.7
Adjusted EBITDA from continuing operations	4.6	7.0	9.0	11.7
EBITDA from discontinued operations	-	(0.1)	-	-
Adjusted EBITDA	$4.6	$6.9	$9.0	$11.7

	Three Months Ended June 30,		Six Months Ended June 30
($ in millions)	2018	2017	2018	2017
Net cash provided by operating activities	$(1.7)	$6.0	$6.6	$7.3
Plus:
Increase in net operating assets	1.9	1.4	-	4.9
Gain on sale of assets	3.5	-	6.4	-
Decrease in deferred revenue	0.2	-	0.2	-
Interest expense	1.9	1.0	3.8	2.1
Equity in net income of unconsolidated affiliate	-	0.1	-	0.1
Less:
Decrease in net operating assets	-	-	5.7	-
Amortization of advance royalties	0.2	0.3	0.4	0.6
Amortization of debt issuance costs	0.4	0.4	0.8	0.7
Amortization of common unit warrants	0.1	-	0.2	-
Loss on retirement of advanced royalties	-	-	0.1	0.1
Loss on sale of assets	-	0.1	-	0.1
Equity based compensation	0.2	0.3	0.2	0.3
Accretion on asset retirement obligations	0.3	0.5	0.6	0.9
Adjusted EBITDA	$4.6	$6.9	9.0	11.7
Less: EBITDA from discontinued operations	-	(0.1)	-	-
Adjusted EBITDA from continuing operations	$4.6	$7.0	$9.0	$11.7

12